EXHIBIT 99.1

1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces the Election
of Warren W. Wilder and Daniel R. Gaubert
to its Board of Directors

Houston, TX, June 26, 2006 - ICO, Inc. (NASDAQ:  ICOC) announced today that the Board of Directors elected Warren W. Wilder and Daniel R. Gaubert to the Board of Directors effective July 1, 2006, for terms that expire at the Company’s 2008 annual meeting of the shareholders.

Gregory T. Barmore, Chairman of ICO’s Board of Directors, said, “We are very pleased with the addition of these two highly qualified individuals to our board. In expanding our board, we have sought a candidate who is knowledgeable and experienced in the polymer industry, and a second candidate with experience in the field of international accounting and finance. We believe these individuals will make a valuable contribution to ICO in these areas, and we look forward to working with them for the benefit of our shareholders.”

Mr. Wilder currently serves as Senior Vice President - Olefins for Westlake Chemical Corporation.  Prior to joining Westlake Chemical Corporation in January 2000, Mr. Wilder was an executive with Koch Industries, Inc., where he held positions in planning and business development, finance, operations and general management.  Mr. Wilder holds a B.S. in Chemical Engineering from the University of Washington and an M.B.A from the University of Chicago.

Mr. Gaubert has over 30 years of experience in operational and corporate accounting, tax, finance and audit functions.  Mr. Gaubert served as Chief Accounting Officer of Kellogg Brown and Root from May 2003 until May 2005, and currently serves as a consultant to Kellogg Brown and Root. Prior to his employment with Kellogg Brown and Root, Mr. Gaubert served in various capacities at McDermott International Inc., including Chief Financial Officer from 1996 to 2001.  Mr. Gaubert previously served on the board of directors of McDermott Incorporated (a wholly owned subsidiary of McDermott International Inc.), Unifab International Inc. and Evans Industries.  Mr. Gaubert holds a B.S. in Business Administration from Nicholls State University and has completed the Stanford University Executive Education Program.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.